Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-175903 and 333-171931 of The Laclede Group, Inc. on Form S-3 and in Registration Statement Nos. 333-90248, 333-90252, 333-90254, 333-131830, 333-102836, and 333-157367 of The Laclede Group, Inc. on Form S-8 of our reports dated November 18, 2011, relating to the consolidated financial statements and financial statement schedule of The Laclede Group, Inc. and subsidiaries, and the effectiveness of The Laclede Group Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Laclede Group, Inc. for the year ended September 30, 2011.

/s/ DELOITTE & TOUCHE LLP
St. Louis, Missouri
November 18, 2011